Exhibit 5

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities and Exchange Act of 1934, the undersigned agree, in any and all capacities pursuant to which they report, to the joint filing on behalf of each of them of the statement to which this Exhibit is attached, and any amendments thereto, and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Date: February 14, 2012

Name: Rankin Associates IV, L.P.

By: Main Trust of Alfred M. Rankin, Jr. created

under the Agreement, dated as of September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Alfred M. Rankin, Jr., creating a trust for the benefit of Alfred M. Rankin, Jr. (successor in interest to the Trust created by the Agreement, dated August 30, 1967, as supplemented, amended and restated, between National City Bank, as trustee, and Alfred M. Rankin, Jr., creating a trust for the benefit of Alfred M. Rankin, Jr.), as one of its General Partners

By:	/S/ ALFRED M. RANKIN, JR.
Alfred M. Rankin, Jr., as Trustee

REPORTING INDIVIDUALS

By:	/S/ ALFRED M. RANKIN, JR.
Alfred M. Rankin, Jr., on behalf of himself, and as:

Attorney-in-Fact for Thomas T. Rankin*
Attorney-in-Fact for Claiborne R. Rankin*
Attorney-in-Fact for Roger F. Rankin*
Attorney-in-Fact for Clara L. T. Rankin*
Attorney-in-Fact for Bruce T. Rankin*

*	The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 1 of the Initial Filing.